Exhibit 99.1

           IMMUNICON CORPORATION ANNOUNCES ELECTION OF BYRON D. HEWETT
                    AS PRESIDENT AND CHIEF OPERATING OFFICER

 Edward L. Erickson, Chairman of the Board and Chief Executive Officer, to step down as Chief Executive Officer in 2006

     HUNTINGDON VALLEY, Pa., April 25 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC) announced today that its Board of Directors has elected Byron D. Hewett as President and Chief Operating Officer reporting to Chairman and Chief Executive Officer Edward L. Erickson. Mr. Hewett previously served as the Company's COO and General Manager, Cancer Products. Mr. Hewett will be responsible for day-to-day management of the Company's operations and work closely with the Board and senior management team in strategic planning and execution of the Company's business plan. Concurrently, Mr. Erickson has notified the Board of his intention to step down as CEO on March 31, 2006. The Nominating and Governance Committee and Board as a whole continue to plan, direct and oversee the Company's succession process.

     Commenting on the election of Mr. Hewett, Mr. Erickson said, "I congratulate Byron on his election as President and Chief Operating Officer of Immunicon Corporation. Byron brings in-depth understanding of the process of bringing new, innovative biomedical technologies to market and in the evaluation of additional, financially attractive opportunities for such technologies. Byron also brings great depth in the practice and management of in vitro diagnostic sales and marketing. His skills are particularly important for the Company at this juncture as it evolves from a development stage company to a commercial enterprise."

     Mr. Hewett commented, "It is a great privilege to be promoted to President and Chief Operating Officer of Immunicon. I want to thank the Immunicon Board for their confidence in and support of me. I will continue to work closely with the senior management team and all of our employees, and I look forward to serving the Company in my new capacity as we build on our accomplishments in cancer and in other application areas with our unique and powerful technology."

     Byron D. Hewett joined Immunicon in October 2004 and brings more than 20 years experience in healthcare and life science general management, strategy formulation, business development and sales and marketing with firms including Abbott Laboratories, Bayer Diagnostics, Chiron Diagnostics and Qiagen, Inc. Prior to joining Immunicon, Hewett served most recently as Senior Vice President of Sales and Marketing and General Manager, North America for Qiagen, Inc. where he led commercial North American operations with a staff of 250. His management responsibilities included oversight of sales, marketing, finance, human resources, IT, training, and field, customer and technical service for the US and Canada. Prior to Qiagen, Hewett was Vice President of Worldwide Marketing in the laboratory testing segment for Bayer Diagnostics (previously Chiron Diagnostics) where he was responsible for strategy and marketing of Bayer's global immunochemistry, hematology, clinical chemistry, high volume urine chemistry, laboratory automation and information and consulting businesses. He had previously served as President of the U.S. commercial operations unit for Bayer and as a Vice President within the U.S. branch of the laboratory testing segment and nucleic acid diagnostics business. Hewett began his business career with Abbott Laboratories, advancing to the position of business unit manager in Abbott's therapeutic drug monitoring and transplant diagnostics business.

     Hewett received a Masters in Management degree from Northwestern University's J.L. Kellogg Graduate School of Management and a Bachelors of Science degree from the University of Virginia's McIntire School of Commerce.

     Immunicon Corporation
     Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells. Immunicon's products and underlying technology platforms also have applications in the clinical development of cancer drugs and in cancer research, and may have application in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

     The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex, LLC, a Johnson & Johnson company; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

     "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

     Contact Information:
     Edward L. Erickson
     Chairman and Chief Executive Officer
     Immunicon Corporation
     215-830-0777
     eerickson@immunicon.com

     Investors/Media:
     The Ruth Group
     Greg Tiberend (media) 646-536-7005
     gtiberend@theruthgroup.com
     John Quirk (investors) 646-536-7029
     jquirk@theruthgroup.com

SOURCE  Immunicon Corporation
     -0-                             04/25/2005
     /CONTACT: Edward L. Erickson, Chairman and Chief Executive Officer of Immunicon Corporation, +1-215-830-0777, or eerickson@immunicon.com; or Investors/Media: Media: Greg Tiberend, +1-646-536-7005, gtiberend@theruthgroup.com, or Investors: John Quirk, +1-646-536-7029, or jquirk@theruthgroup.com, both of The Ruth Group, for Immunicon Corporation/
     /Web site:  http://www.immunicon.com